Exhibit 99.1

Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Strong First Quarter 2021 Results

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Highlights

●U.S. GAAP earnings per diluted share of 60 cents vs. 7 cents in 2020
●Comparable earnings per diluted share of 72 cents vs. 61 cents in 2020; an increase of 18%
●Global beverage can volumes up 8%; specialty mix exceeds 49%
●Contracted aerospace backlog of $2.2 billion and won-not-booked backlog of $5.3 billion
●Successful start-up of Glendale, Arizona, beverage can manufacturing facility; four lines operational by late 2021
●Executed national distribution of Ball Aluminum Cup™ at retail
●Positioned to exceed long-term diluted earnings per share growth goal of 10 to 15%

WESTMINSTER, Colo., May 6, 2021 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, first quarter 2021 net earnings attributable to the corporation of $200 million (including net after-tax charges of $40 million, or 12 cents per diluted share for business consolidation and other non-comparable items), or 60 cents per diluted share, on sales of $3.1 billion, compared to $23 million net earnings attributable to the corporation, or 7 cents per diluted share (including net after-tax charges of $179 million, or 54 cents per diluted share for business consolidation and other non-comparable items), on sales of $2.8 billion in 2020. Ball’s first quarter 2021 comparable net earnings were $240 million, or 72 cents per diluted share, compared to $202 million, or 61 cents per diluted share in 2020.

Details of comparable segment earnings, business consolidation activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped.

During the quarter, the company increased comparable earnings per diluted share by 18% on 8% global beverage volume growth and maintained strong aerospace backlog. In addition to focusing on team safety, the company’s EMEA and South American beverage can businesses experienced notably stronger comparable earnings, the new beverage can manufacturing facility in Glendale, Arizona, started production and the Ball Aluminum Cup™ began national rollout distribution at retail late in the quarter. Significant demand growth for sustainable aluminum packaging continues to outstrip global supply and the cadence of capital investments to address contracted customer demand is accelerating.

“Positive momentum continues across our company despite anticipated startup costs and isolated operational impacts in our North American beverage can business due to winter storms and aerospace customer supply-chain disruptions experienced during the quarter. Global projects in North America, South America and EMEA are expected to add at least 25 billion units of contracted beverage can capacity by year-end 2023 (off a 2019 base of 100 billion units), projects are on track and will contribute meaningfully to 2021 and beyond. Our focus remains on our employees’ safety, training and development, the efficient startups of EVA-enhancing capital projects to serve our customers’ growth, the successful retail launch of the Ball Aluminum Cup™ and delivering value to our stakeholders in 2021 and beyond,” said John A. Hayes, chairman and chief executive officer.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for the first quarter 2021 were $140 million on sales of $1.3 billion compared to $146 million on sales of $1.2 billion in 2020.

Comparable segment earnings reflect 6% volume growth, the benefits from new contractual terms and higher specialty mix being more than offset by startup costs associated with three new manufacturing plants and the impact of lost production from winter storms.

Demand for aluminum beverage cans and bottles continues to outstrip supply across North America. The company’s new Glendale, Arizona, facility successfully started up during the first quarter, and the company anticipates the new Pittston, Pennsylvania, facility to start beverage can production by the end of second quarter. The company further anticipates Glendale and Pittston to exit 2021 with four lines operational in each facility. As needed, both facilities are scalable to add incremental capacity throughout 2022 and beyond to serve consumer’s growth for sustainable packaging, new product introductions and to offset cans currently being imported.

The timeline for the company’s recently announced construction of a new aluminum end manufacturing facility in Bowling Green, Kentucky, has been accelerated to align end capacity with even higher can demand. Bowling Green end manufacturing is now scheduled to begin in late 2021. Full-year 2021 startup costs are still anticipated to be in the range of $50 million.

Beverage Packaging, EMEA

Beverage packaging, EMEA, comparable segment operating earnings for first quarter were $100 million on sales of $796 million compared to $68 million on sales of $669 million in 2020.

First quarter comparable segment earnings reflect 5% segment volume growth, improving specialty mix and strong consumption trends in the U.K., Nordics, Egypt and Russia. Packaging mix shift to sustainable aluminum cans for traditional and non-traditional beverages continues to accelerate, and demand is outstripping supply. Despite protracted country-by-country COVID-19 lockdowns, additional beverage can line investments in the U.K., Czech Republic and Russia are largely on track to support regional contracted demand in 2021 and beyond.

During the quarter, the segment launched the world’s first ASI (Aluminum Stewardship Initiative) certified can with a major customer in Spain. The cans are certified according to ASI’s standards for responsible production, sourcing and stewardship.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for first quarter were $93 million on sales of $487 million compared to $63 million on sales of $405 million in 2020.

Segment volume ended the quarter up 14% and specialty mix also increased to more than 65%. First quarter earnings reflect favorable price/mix and exceptional operating performance despite COVID-19 recurrences across South America. In Brazil, demand remains very strong and continues to outstrip supply as recyclable aluminum beverage packaging is favored over other substrates.

To support contracted volume growth and can-filling investments across South America, multiple can manufacturing investments are anticipated across our existing footprint in 2021 and beyond. The previously announced multi-line facility in Frutal, Brazil, is on schedule to begin production in the second half of 2021.

Aerospace

Aerospace comparable segment operating earnings for the first quarter were $35 million on sales of $424 million compared to $40 million on sales of $432 million in 2020. Contracted backlog ended the quarter at $2.2 billion and contracts won, but not yet booked into contracted backlog was $5.3 billion.

Segment results reflect the inefficiencies created from certain customer supply-chain disruptions, timing effects of certain sub-supplier contracts, and costs due to COVID-19 safety and other protocols. The company continues to win defense, climate change and Earth-monitoring contracts to provide mission-critical programs and technologies to U.S. government, defense, intelligence, and reconnaissance and surveillance customers. Contracted and won-not-booked backlog are expected to rise throughout 2021 and segment earnings remain on track to achieve double-digit growth. Hiring to support future growth and multiple projects to expand manufacturing capacity, test capabilities engineering, and support workspace remain on track.

Non-reportable

In addition to undistributed corporate expenses, the results for the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and investments in the company’s new aluminum cup business continue to be reported in other non-reportable.

First quarter results reflect higher year-over-year undistributed corporate expenses and marketing costs associated with the aluminum cup national retail launch. During the quarter, the company’s global aluminum aerosol volumes increased low-single-digits and customers continue to pursue sustainable packaging solutions including the company’s new Infinity aluminum bottle.

Outlook

“Global demand for aluminum packaging continues to grow. In 2021, we are allocating in excess of $1.5 billion in capital to support EVA-enhancing projects at returns higher than our 9% after-tax hurdle. As our cash from operations continues to increase and we maintain optimal net debt to comparable EBITDA ratios, we will accelerate return of value to shareholders via dividends and share repurchases,” said Scott C. Morrison, executive vice president and chief financial officer.

“We continue to achieve at a high level due to our team’s ability to adapt and work safely together. Our Drive for 10 vision and enduring culture allow us to successfully navigate short-term challenges and invest in long-term opportunities to enable growth for sustainable aluminum packaging and aerospace technologies. In 2021 and beyond, we look forward to growing our cash from operations and EVA dollars on an even larger capital base while returning capital to our shareholders and exceeding our long-term diluted earnings per share growth goal of at least 10 to 15%,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 21,500 people worldwide and reported 2020 net sales of $11.8 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its first quarter 2021 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-920-5564. International callers should dial 212-231-2909. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/569qbar7

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on May 6, 2021, until 11 a.m. Mountain time on May 13, 2021. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21993264. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any such statements should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and shelter-in-place orders in any country or jurisdiction affecting goods produced by us or in our supply chain, including imported raw materials; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the Company as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; rates of return on assets of the Company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on our operating results and business generally.

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Condensed Financial Statements (First Quarter 2021)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2021	2020

Net sales	$3,125	$2,785

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,493)	(2,215)
Depreciation and amortization	(168)	(169)
Selling, general and administrative	(157)	(131)
Business consolidation and other activities	(7)	(115)
	(2,825)	(2,630)

Earnings before interest and taxes	300	155

Interest expense	(67)	(71)
Debt refinancing and other costs	-	(40)
Total interest expense	(67)	(111)
Earnings before taxes	233	44
Tax (provision) benefit	(32)	4
Equity in results of affiliates, net of tax	(1)	(25)

Net earnings	200	23

Net loss attributable to noncontrolling interests, net of tax	-	-

Net earnings attributable to Ball Corporation	$200	$23

Earnings per share:
Basic	$0.61	$0.07
Diluted	$0.60	$0.07

Weighted average shares outstanding (000s):
Basic	327,811	325,346
Diluted	333,673	332,326

Condensed Financial Statements (First Quarter 2021)

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
($ in millions)	2021	2020

Cash Flows from Operating Activities:
Net earnings	$200	$23
Depreciation and amortization	168	169
Business consolidation and other activities	7	115
Deferred tax provision (benefit)	(2)	(36)
Other, net	(147)	58
Changes in working capital	(703)	(1,037)
Cash provided by (used in) operating activities	(477)	(708)
Cash Flows from Investing Activities:
Capital expenditures	(363)	(213)
Business dispositions	1	(17)
Other, net	14	(4)
Cash provided by (used in) investing activities	(348)	(234)
Cash Flows from Financing Activities:
Changes in borrowings, net	1	198
Net issuances (purchases) of common stock	(5)	(88)
Dividends	(50)	(51)
Other, net	-	(34)
Cash provided by (used in) financing activities	(54)	25
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(31)	(78)
Change in cash, cash equivalents and restricted cash	(910)	(995)
Cash, cash equivalents and restricted cash - beginning of period	1,381	1,806
Cash, cash equivalents and restricted cash - end of period	$471	$811

Condensed Financial Statements (First Quarter 2021)

Unaudited Condensed Consolidated Balance Sheets

	March 31,
($ in millions)	2021	2020

Assets
Current assets
Cash and cash equivalents	$461	$801
Receivables, net	2,115	1,862
Inventories, net	1,399	1,354
Other current assets	262	224
Total current assets	4,237	4,241
Property, plant and equipment, net	5,570	4,499
Goodwill	4,416	4,270
Intangible assets, net	1,813	1,914
Other assets	1,943	1,621

Total assets	$17,979	$16,545

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$766	$522
Payables and other accrued liabilities	4,218	3,481
Total current liabilities	4,984	4,003
Long-term debt	6,941	7,476
Other long-term liabilities	2,500	2,366
Equity	3,554	2,700

Total liabilities and equity	$17,979	$16,545

Notes to the Condensed Financial Statements (First Quarter 2021)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, including Russia, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those regions.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers; a non-reportable segment that manufactures and sells extruded aluminum aerosol containers and aluminum slugs (aerosol packaging); a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Notes to the Condensed Financial Statements (First Quarter 2021)

1. Business Segment Information (continued)

	Three Months Ended
	March 31,
($ in millions)	2021	2020

Net sales
Beverage packaging, North and Central America	$1,296	$1,181
Beverage packaging, EMEA	796	669
Beverage packaging, South America	487	405
Aerospace	424	432
Reportable segment sales	3,003	2,687
Other	122	98
Net sales	$3,125	$2,785

Comparable operating earnings
Beverage packaging, North and Central America	$140	$146
Beverage packaging, EMEA	100	68
Beverage packaging, South America	93	63
Aerospace	35	40
Reportable segment comparable operating earnings	368	317

Other (a)	(23)	(10)
Comparable operating earnings	345	307
Reconciling items
Business consolidation and other activities	(7)	(115)
Amortization of acquired Rexam intangibles	(38)	(37)
Earnings before interest and taxes	$300	$155

(a)	Includes undistributed corporate expenses, net, of $26 million and $14 million for the three months ended March 31, 2021 and 2020, respectively.

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Notes to the Condensed Financial Statements (First Quarter 2021)

2. Non-U.S. GAAP Measures (continued)

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2021	2020

Net earnings attributable to Ball Corporation	$200	$23
Business consolidation and other activities	7	115
Amortization of acquired Rexam intangibles	38	37
Share of equity method affiliate non-comparable costs, net of tax	6	30
Debt refinancing and other costs	-	40
Noncontrolling interest share of non-comparable costs, net of tax	-	1
Non-comparable tax items	(11)	(44)
Comparable Net Earnings	$240	$202
Comparable diluted earnings per share	$0.72	$0.61

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended
	March 31,
($ in millions)	2021	2020

Net earnings attributable to Ball Corporation	$200	$23
Net loss attributable to noncontrolling interests, net of tax	-	-
Net earnings	200	23
Equity in results of affiliates, net of tax	1	25
Tax provision (benefit)	32	(4)
Earnings before taxes	233	44
Total interest expense	67	111
Earnings before interest and taxes	300	155
Business consolidation and other activities	7	115
Amortization of acquired Rexam intangibles	38	37
Comparable Operating Earnings	$345	$307

Notes to the Condensed Financial Statements (First Quarter 2021)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

	Twelve	Less: Three	Add: Three
	Months Ended	Months Ended	Months Ended	Year Ended
	December 31,	March 31,	March 31,	March 31,
($ in millions, except ratios)	2020	2020	2021	2021

Net earnings attributable to Ball Corporation	$585	$23	$200	$762
Add: Net loss attributable to noncontrolling interests, net of tax	(3)	-	-	(3)
Net earnings	582	23	200	759
Less: Equity in results of affiliates, net of tax	6	25	1	(18)
Add: Tax provision (benefit)	99	(4)	32	135
Earnings before taxes	687	44	233	876
Add: Total interest expense	316	111	67	272
Earnings before interest and taxes (EBIT)	1,003	155	300	1,148
Add: Business consolidation and other activities (a)	262	115	7	154
Add: Amortization of acquired Rexam intangibles (a)	150	37	38	151
Comparable Operating Earnings	1,415	307	345	1,453
Add: Depreciation and amortization	668	169	168	667
Less: Amortization of acquired Rexam intangibles (a)	(150)	(37)	(38)	(151)
Comparable EBITDA	$1,933	$439	$475	$1,969

Total interest expense	$(316)	$(111)	$(67)	$(272)
Less: Debt refinancing and other costs	41	40	-	1
Interest expense	$(275)	$(71)	$(67)	$(271)

Total debt at period end				$7,707
Less: Cash and cash equivalents				(461)
Net Debt				$7,246

Comparable EBITDA/Interest Expense (Interest Coverage)				7.3	x
Net Debt/Comparable EBITDA				3.7	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Notes to the Condensed Financial Statements (First Quarter 2021)

3. Non-Comparable Items

	Three Months Ended March 31,
($ in millions)	2021	2020

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$1	$(1)
Individually insignificant items	-	(2)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(7)
Total beverage packaging, North and Central America	(6)	(10)

Beverage packaging, EMEA
Business consolidation and other activities
Facility closure costs (1)	(2)	(2)
Individually insignificant items	-	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(17)	(16)
Total beverage packaging, EMEA	(19)	(19)

Beverage packaging, South America
Business consolidation and other activities
Individually insignificant items	(1)	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)
Total beverage packaging, South America	(15)	(15)

Other
Business consolidation and other activities
Rexam acquisition related compensation arrangements	-	(6)
Goodwill impairment charges in beverage packaging, other segment	-	(62)
Reversal of certain provisions in beverage packaging, other segment	-	11
Loss from sale of and subsequent adjustment to selling price of steel food and steel aerosol business	-	(15)
Loss on sale of China business and related costs	-	(23)
Individually insignificant items	(5)	(13)
Other non-comparable items
Share of equity method affiliate non-comparable costs, net of tax (2)	(6)	(30)
Noncontrolling interest's share of non-comparable costs (income), net of tax	-	(1)
Debt extinguishment and refinance costs	-	(40)
Total other	(11)	(179)

Notes to the Condensed Financial Statements (First Quarter 2021)

	Three Months Ended March 31,
	2021	2020

Total business consolidation and other activities	(7)	(115)
Total other non-comparable items	(44)	(108)
Total non-comparable items	(51)	(223)

Tax effect on business consolidation and other activities	2	17
Tax effect on other non-comparable items	9	27
Total non-comparable tax items	11	44
Total non-comparable items, net of tax	$(40)	$(179)

(1)	The company recorded charges and revisions to previous estimates for the costs of employee severance and benefits and facility shutdown costs related to plant closures and restructuring activities.

(2)	In the first quarter of 2021, the company recorded its share of equity method non-comparable items. In 2020, the company recorded its share of equity method non-comparable costs, principally related to the provision of additional equity contributions and loans to Ball Metalpack by its shareholders.